Exhibit 10.1

STOCKHOLDERS VOTING AGREEMENT, dated as of March 6, 2006 (this “Agreement”), by and between Shurgard Storage Centers, Inc. (the “Company”) and the parties listed on Schedule A attached hereto (the “Stockholders”).

WHEREAS, the Company, Public Storage, Inc., a California corporation (“Parent”), and Askl Sub LLC, a Delaware limited liability corporation and a direct or indirect subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger dated as of the date of this Agreement (as the same may be amended or supplemented, the “Merger Agreement”; terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of the Company with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, each Stockholder owns (of record and beneficially) the number of shares of Parent Common Stock, par value $0.10 per share, set forth opposite such Stockholder’s name on Schedule A hereto (such shares of Parent Common Stock being referred to herein as the “Original Shares”; the Original Shares, together with any other shares of Parent Common Stock, other capital stock of Parent or other voting securities of Parent beneficially owned as of the date hereof as reflected in Schedule A or acquired (of record or beneficially) by such Stockholder after the date of this Agreement and during the term of this Agreement (including through the exercise of any warrants, stock options or similar instruments), being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that the Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1. Representations and Warranties of the Stockholders. Each Stockholder hereby severally represents and warrants to Parent as follows:

(a) Authority; Execution and Delivery; Enforceability.

(i) If such Stockholder is other than a natural person, such Stockholder (x) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (y) has all requisite corporate or other power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other action on the part of such Stockholder and no other corporate or other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, any certificate of incorporation or by-laws, partnership agreement or limited liability company agreement (or similar organizational documents) of such Stockholder.

(ii) If such Stockholder is a natural person, such Stockholder has all power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

(iii) This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of such Stockholder under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) any Contract to which such Stockholder is a party or any of the Subject Shares are subject or (ii) subject to the governmental filings and other matters referred to in the following sentence, any Legal Requirement applicable to such Stockholder or the Subject Shares, other than, in the case of the foregoing clauses (i) and (ii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements, that, individually or in the aggregate, would not reasonably be expected to impair the ability of such Stockholder to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement or the Merger Agreement. No consent of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated by this Agreement or the compliance by such Stockholder with the provisions of this Agreement, except for (1) filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and (2) such other items and consents the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to impair the ability of such Stockholder to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement or the Merger Agreement.

(b) The Subject Shares. Such Stockholder is the record and beneficial owner of and has good and valid title to, the Original Shares. As of the date of this Agreement, the Stockholder does not own of record any shares of capital stock of Parent other than the Original Shares, nor does such Stockholder beneficially own any shares of capital stock of Parent other than the Subject Shares. Such Stockholder has the sole right to vote the Original Shares and sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”) the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of the Subject Shares, except as set forth in Sections 3 and 4 of this Agreement or as otherwise permitted by this Agreement.

SECTION 2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder as follows: the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and the Merger Agreement (collectively, the “Transactions”). The execution and delivery of this Agreement by the Company and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement and the consummation of the Transactions do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the articles of incorporation or by-laws of the Company, (ii) any Contract applicable to the Company or its properties or assets or subject to the governmental filings and other matters referred to in the following sentence, any Legal Requirement applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that, individually or in the aggregate, would not have a Company Material Adverse Effect or impair the ability of the Company to consummate the Transactions or prevent or materially impede or delay the consummation of the Transactions. No consent of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (1) any antitrust filings in conjunction with the Merger, (2) filings with the SEC of such documents under the Securities Act and the Exchange Act as may be required in connection with this Agreement, the Merger Agreement and the Merger, (3) the filing of the Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (4) filings with the NYSE and (5) such other items and consents, the failure of which to be obtained or made, individually or in the aggregate, would not have a Company Material Adverse Effect or impair the ability of the Company to consummate the Transactions or prevent or materially impede or delay the consummation of the Transactions.

SECTION 3. Covenants of the Stockholders. Each Stockholder severally covenants and agrees as follows:

(a) At any meeting of the stockholders of Parent (whether annual or special, and whether or not an adjourned or postponed meeting), or in any other circumstances upon which a vote, consent, adoption or other approval (including by written consent solicitation) is sought, such Stockholder shall vote (or cause to be voted) all of the Original Shares of such

Stockholder and any other Subject Shares then owned of record and beneficially by such Stockholder: (1) in favor of the adoption of the Merger Agreement and the approval of the terms thereof and of the Merger and each of the other Transactions, including the share issuance, and (2) against any action or agreement that would (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement under the Merger Agreement or of the Stockholders under this Agreement or (B) impede, interfere with, delay, discourage, postpone, or adversely affect the Merger or the transactions contemplated thereby or hereby.

(b) Such Stockholder hereby covenants and agrees that such Stockholder will not, and will agree not to, directly or indirectly, Transfer any of the Original Shares or Subject Shares, or grant any proxy, power-of-attorney or other authorization or interest in or with respect to such Original Shares or Subject Shares, or deposit such Original Shares or Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Original Shares or Subject Shares unless and until they shall have taken all actions (including the endorsement of a legend on the certificates evidencing such Original Shares or Subject Shares) necessary to ensure that such Original Shares or Subject Shares shall at all times be subject to the rights, powers and privileges granted or conferred, and subject to all restrictions, covenants and limitations imposed, by this Agreement and shall have caused any transferee of any of the Original Shares or the Subject Shares to execute and deliver to the other party hereto, an Agreement and irrevocable proxy consistent with the terms contained herein; provided however, that nothing contained herein shall prevent such Stockholder from Transferring Original Shares or Subject Shares which represent in the aggregate 1% or less of the outstanding shares of Parent Common Stock for estate tax planning purposes or to any charitable organization.

SECTION 4. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Subject to Section 8, each Stockholder hereby severally irrevocably grants to, and appoints, David K. Grant or Jane A. Orenstein, in their respective capacities as designees of the Company or other designees of the Company so designated, and each of them individually, or any of them, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all of such Stockholder’s Subject Shares (owned of record) in accordance with Section 3(a)(1) and Section 3(a)(2)(A) of this Agreement.

(b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Subject Shares are not irrevocable and that all such proxies are hereby revoked.

(c) Each Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

The irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 705(e) of the California Corporations Code.

SECTION 5. Further Assurances. Each Stockholder shall from time to time execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as requested by the Company that are necessary to carry out the purpose and intent of this Agreement.

SECTION 6. Certain Events. Each Stockholder severally agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of any Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder’s administrators or successors, and such Stockholder further agrees to take all actions necessary to effectuate the foregoing. In the event of any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of Parent affecting the capital stock of Parent, the number of Original Shares shall be adjusted appropriately. In addition, in the event of any other acquisition (of record or beneficially) of additional shares of Parent Common Stock, other capital stock of Parent or other voting securities of Parent by such Stockholder (including through the exercise of any warrants, stock options or similar instruments), the number of Subject Shares listed on Schedule A hereto beside the name of such Stockholder shall be adjusted appropriately. This Agreement and the representations, warranties, covenants, agreements and obligations hereunder shall attach to any additional shares of Parent Common Stock, other capital stock of Parent or other voting securities of Parent issued to or acquired (of record or beneficially) by any Stockholder directly or indirectly (including through the exercise of any warrants, stock options or similar instruments).

SECTION 7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment in violation of this Section 7 shall be void. Subject to the preceding sentences of this Section 7, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8. Termination. Except as set forth below, this Agreement (including the irrevocable proxy granted pursuant to Section 4(a)) shall terminate upon the earliest of (i) the Effective Time and (ii) the date of termination of the Merger Agreement. In the event of the termination of this Agreement pursuant to this Section 8, except as set forth herein, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease except that this Section 8 and Sections 9 and 11 shall survive such termination and; provided, that no such termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to termination.

SECTION 9. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(b) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to the Company:

Shurgard Storage Centers, Inc.
1155 Valley Street, Suite 400
Seattle, Washington 98109
Attention: Jane A. Orenstein, Esq.
Facsimile: (206) 652-3710

With a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Richard L. Posen, Esq.
Facsimile: (212) 728-9255

if to any Stockholder, at the addresses set forth on Schedule A hereto (or at such other address as shall be specified by like notice);

With a copy to:

Public Storage, Inc.
701 Western Avenue
Glendale, CA 91201
Attention: Chief Legal Officer
Facsimile: (818) 548-9288

and with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Adam O. Emmerich, Esq.
David E. Shapiro, Esq.
Facsimile: (212) 403-2000

(c) Interpretation; Headings. When a reference is made in this Agreement to a Section or a Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns.

(d) Effectiveness; Entire Agreement. This Agreement shall not be effective until, and shall become effective and binding upon the parties hereto upon, the execution and delivery hereof by the Company and each of the Stockholders. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and understandings, both written and oral, among such parties or any of them with respect to the subject matter hereof (other than the Merger Agreement). The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by each of the parties thereto.

(e) Expenses. Whether or not the Transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the Transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(f) No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and the persons specified as proxies in Section 4) and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict or choice of law.

(h) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

(i) Agreement Made Only in Capacity as Stockholder. No person executing this Agreement who is or becomes during the term hereof a director, officer or employee of Parent makes any agreement or understanding herein in his or her capacity as such a director, officer or employee of Parent. Each Stockholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, the Subject Shares and nothing herein shall require any action to be taken, or limit or affect any actions taken, by a Stockholder in his or her capacity as an officer, director or employee of Parent.

(j) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 10. Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in any New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of New York or of any New York state court in the event of any action, suit or proceeding to enforce this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of New York or a New York state court and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated by this Agreement.

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IN WITNESS WHEREOF, the Company and the Stockholders have duly executed this Agreement, all as of the date first written above.

SHURGARD STORAGE CENTERS, INC.

by:	/s/ David K. Grant
	Name:	David K. Grant
	Title:	President and Chief Executive Officer

STOCKHOLDERS:

B. W. HUGHES LIVING TRUST

by:	/s/ B. Wayne Hughes
	Name:	B. Wayne Hughes
	Title:	Trustee

B. WAYNE HUGHES 5-04 ANNUITY TRUST

by:	/s/ B. Wayne Hughes
	Name:	B. Wayne Hughes
	Title:	Trustee

B. WAYNE HUGHES 6-04 ANNUITY TRUST

by:	/s/ B. Wayne Hughes
	Name:	B. Wayne Hughes
	Title:	Trustee

B. WAYNE HUGHES 9-05 ANNUITY TRUST

by:	/s/ B. Wayne Hughes
	Name:	B. Wayne Hughes
	Title:	Trustee

AMERICAN COMMERCIAL EQUITIES TWO LLC

by:	/s/ B. Wayne Hughes
	Name:	B. Wayne Hughes
	Title:	Member and Manager

by:	/s/ B. Wayne Hughes, Jr.
	Name:	B. Wayne Hughes, Jr.

by:	/s/ Tamara Hughes Gustavson
	Name:	Tamara Hughes Gustavson

Schedule A

Name and Address of Stockholder	Number of Shares of Parent Common Stock Owned of Record and Beneficially*
B. W. Hughes Living Trust c/o Public Storage, Inc. 701 Western Avenue Glendale, CA 91201	14,862,452

B. Wayne Hughes 5-04 Annuity Trust c/o Public Storage, Inc. 701 Western Avenue Glendale, CA 91201	2,050,000

B. Wayne Hughes 6-04 Annuity Trust c/o Public Storage, Inc. 701 Western Avenue Glendale, CA 91201	1,624,000

B. Wayne Hughes 9-05 Annuity Trust c/o Public Storage, Inc. 701 Western Avenue Glendale, CA 91201	1,000,000

American Commercial Equities Two LLC c/o Public Storage, Inc. 701 Western Avenue Glendale, CA 91201	310,000

B. Wayne Hughes, Jr. c/o Public Storage, Inc. 701 Western Avenue Glendale, CA 91201	4,329,953 [1] [2]

Tamara Hughes Gustavson c/o Public Storage, Inc. 701 Western Avenue Glendale, CA 91201	21,188,140 [1] [3]

[1]	Includes 11,348 shares owned jointly by B. Wayne Hughes, Jr. and Tamara Hughes Gustavson.

[2]	Includes 11,896 shares owned by B. Wayne Hughes, Jr. as custodian for his children.

[3]	Includes 2,500 shares owed by Tamara Hughes Gustavson as custodian for her children.

*	Except as noted does not include shares owned by spouses and children or shares held in 401(K) plans or IRAs.

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